INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARMSTRONG HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARMSTRONG HOLDINGS, INC.

2500 COLUMBIA AVENUE

LANCASTER, PA 17603

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 18, 2007

May 23, 2007

To Our Shareholders:

A special meeting of shareholders of Armstrong Holdings, Inc. (the “Company”) will be held on July 18, 2007. The meeting will be held at 11:00 A.M., at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219. The meeting has been called by the Board of Directors to act on the dissolution and winding up of the Company.

At the special meeting, shareholders will be asked:

1. To dissolve Armstrong Holdings, Inc. and to approve a plan of dissolution, winding up and distribution approved and recommended by the Board of Directors, pursuant to which the Company will be voluntarily dissolved, its assets liquidated as necessary, its liabilities provided for and affairs wound up and any remaining assets will be distributed to shareholders;

2. To ratify the appointment of KPMG LLP as the Company’s independent auditor; and

3. To take action on any other matters properly brought before the meeting.

Your proxy to vote at the meeting is being solicited on behalf of our Board of Directors. Record holders of our common shares at the close of business on May 16, 2007 may vote at the special meeting. Please note that, to attend the meeting in person, you will need to show that you are a shareholder and follow the instructions provided in Section II of the accompanying proxy statement entitled “Meeting and Voting Information” in order to obtain admission to the meeting site, including having available picture identification. If your shares are in the name of your broker or bank, you must also bring evidence of your beneficial stock ownership, such as your most recent account statement.

Whether or not you plan to attend the meeting in person, your vote is important. In order to maximize the economic benefits to shareholders as discussed in the accompanying proxy statement, the plan of dissolution, winding up and distribution must be approved by the shareholders. Please read the enclosed proxy statement and accompanying materials and vote your shares (i) by signing and dating the proxy card and mailing it promptly in the enclosed postage prepaid envelope, or (ii) by telephone, using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card. This will ensure that your shares are represented at the meeting.

By order of the Board of Directors,

/s/ Michael D. Lockhart
Michael D. Lockhart Chairman and Chief Executive Officer Armstrong Holdings, Inc.

ARMSTRONG HOLDINGS, INC.

2500 COLUMBIA AVENUE

LANCASTER, PENNSYLVANIA 17603

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

JULY 18, 2007, 11:00 A.M.

May 23, 2007

This proxy statement is being furnished to the shareholders of Armstrong Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the special meeting of shareholders of the Company to be held on July 18, 2007 and at any adjournment or postponement thereof.

SUMMARY

At the meeting, shareholders will be asked to dissolve the Company and to approve and adopt the plan of dissolution, winding up and distribution for the Company adopted by our Board of Directors (the “Plan of Dissolution”), a copy of which is attached as Exhibit A to this proxy statement. The Plan of Dissolution has been adopted as a result of a plan of reorganization of the Company’s former operating subsidiary, Armstrong World Industries, Inc. (“AWI”) under chapter 11 of the U.S. Bankruptcy Code. The principal terms of the Plan of Dissolution provide for:

•

the voluntary dissolution of the Company and the winding up of its business and affairs in accordance with Pennsylvania law (See Section III of this proxy statement entitled “PROPOSAL 1- APPROVAL OF THE PLAN OF DISSOLUTION - Winding Up of the Company”) and

•

upon completion of the winding up of the Company and after the Company has paid or provided for all of its liabilities, the distribution to the Company’s shareholders of the Company’s remaining assets (See Section III of this proxy statement entitled “PROPOSAL 1- APPROVAL OF THE PLAN OF DISSOLUTION - Assets to be Distributed.”)

As further discussed in this proxy statement, the Plan of Dissolution is being proposed because the Company’s only material asset is approximately $27 million in cash, all of which the Company received, directly or indirectly, pursuant to a Stipulation and Agreement with respect to Claims of Armstrong Holdings, Inc. and Armstrong Worldwide, Inc. (the “Settlement Agreement”), a copy of which is included as Exhibit No. 99.2 to the Company’s Current Report on Form 8-K dated February 26, 2007. The Company could possibly recover additional amounts from AWI not expected to be in excess of $50,000 upon final settlement of its allowed bankruptcy claims. If these additional amounts are realized by the Company after an initial distribution of its current assets, the Plan of Dissolution provides that the Company will distribute such additional amounts (net of expenses) to the shareholders, subject to the discretion of the Board of Directors as to distributions of de minimus payments.

The Board of Directors has determined that a dissolution of the Company and the distribution of the Company’s remaining assets will be in the best interests of the shareholders. If, prior to the filing of its articles of dissolution, the Company becomes aware of a bona fide opportunity to materially increase the return to shareholders over the amount expected to be distributed through dissolution (for example, an offer from a third party to purchase the Company at a premium to the value of its assets), the Company will consider such opportunity, weighing the timing and business risks against the premium to be realized.

See Section III “PROPOSAL 1 - APPROVAL OF THE PLAN OF DISSOLUTION – Inter-company Settlement, Assets to be Distributed and The Company’s Tax Operating Loss Carryforwards.”

The Company does not have any material assets other than as described above, and it is not practical for the Company to continue in existence. We intend, upon shareholder approval of the Plan of Dissolution and subject to winding up the Company’s affairs, to distribute the Company’s remaining assets to the shareholders as soon as practicable.

The Company has tax operating loss carryforwards which are expected to total at least $254 million, after the Company’s federal income tax return for 2006 is filed later this year. The utilization of these losses is subject to complex rules and regulations, and such losses are not likely to be realizable by the Company to any substantial degree (see Section III “PROPOSAL 1 – APPROVAL OF THE PLAN OF DISSOLUTION - The Company’s Tax Operating Loss Carryforwards”).

To wind up the Company’s affairs, all of its liabilities must be paid or provided for, certain tax reports and other regulatory filings made and other administrative actions taken as may be required for regulatory purposes or as are otherwise required by law. As further described below in this proxy statement, certain notices must be given by the Company and certain other procedures followed in order to complete the Company’s winding up. We currently expect that the Company may be able to sufficiently complete its winding up so as to be able to distribute its remaining assets to its shareholders in the fourth quarter of 2007. However, there is no assurance that claims will not be asserted against the Company or that other delays will not occur in the course of the winding up process that will require additional time to resolve and delay the intended distribution to the Company’s shareholders.

You should read the rest of this proxy statement and the attached copy of the Plan of Dissolution for more detailed information regarding the proposed dissolution and winding up of the Company.

At the meeting, you will also be asked to ratify the selection of KPMG LLP as the Company’s independent auditor for 2007 (see Section IV “PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR”). It is not expected that a representative from KPMG LLP will attend the special meeting. You may also be asked to take action on other matters that may properly be brought before the meeting. We are not aware of any other matters to be brought before the meeting as of this date. Matters that are not specified in the accompanying notice of special meeting cannot be brought before the meeting other than by following the procedures set forth in the Company’s bylaws. See “MEETING AND VOTING INFORMATION - Matters to be Considered at the Meeting” below.

The close of business on May 16, 2007 has been established as the record date for the determination of the holders of the Company’s common stock entitled to notice of and to vote at the special meeting. Each such shareholder will be entitled to one vote for each common share held on all matters to come before the meeting. You may vote in person or by proxy by completing the proxy card you receive with this proxy statement and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on May 16, 2007, there were 40,551,974 common shares of the Company entitled to vote.

I.	KEY QUESTIONS AND ANSWERS REGARDING YOUR VOTE
(Certain terms used below are defined in the “Summary” above.)

Q.: WHAT ARE THE SHAREHOLDERS BEING ASKED TO VOTE ON?

A.: Approval at a special meeting of shareholders scheduled for July 18, 2007 at 11:00 A.M. of (1) the voluntary dissolution of the Company pursuant to the Plan of Dissolution approved and recommended by the Board of Directors and (2) ratification of KPMG LLP as the Company’s independent auditor for 2007.

Q.: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSED PLAN OF DISSOLUTION FOR THE COMPANY AND THE RATIFICATION OF THE INDEPENDENT AUDITOR?

A.: The approval of the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter at the special meeting is required, provided a quorum of the shareholders is present in person or by proxy at the special meeting. Holders of a majority of the outstanding common shares of the Company will constitute a quorum.

Q.: WHY IS DISSOLUTION OF THE COMPANY BEING PROPOSED?

A.: Currently, the Company’s only material asset is approximately $27 million in cash, which the Company received pursuant to the Settlement Agreement with AWI. The Board of Directors does not consider it practical for the Company to continue in business, and considers it in the best interests of the shareholders for the assets to be distributed to its shareholders. The voluntary dissolution of the Company is proposed in order to wind up its affairs and permit the assets to be properly distributed to the shareholders, to the extent permissible under applicable law.

Q.: IF THE SHAREHOLDERS APPROVE THE PLAN OF DISSOLUTION OF THE COMPANY AT THE SPECIAL MEETING, WHAT WILL THEY RECEIVE AND WHEN WILL THEY RECEIVE IT?

A.: The proposed Plan of Dissolution provides for the assets of the Company to be distributed to shareholders, pro rata in accordance with their shareholdings in the Company, to the extent and as soon as practicable after the Company has paid or provided for all of its liabilities as part of winding up its business and affairs. Also at that time, the common shares in the Company will be cancelled. Under a best case scenario, shareholders could receive their pro rata share of all of the cash currently held by the Company, plus interest earned on the Company’s cash, less applicable taxes. This assumes that the expenses incurred by the Company in the dissolution process are paid by AWI and that there are no liabilities of the Company that must be paid or provided for in the dissolution. Although we are not aware of any such liabilities of the Company, there is no assurance that claims against the Company will not be asserted in the winding up process that will prevent or delay the distribution to shareholders of some or all of the remaining assets. Thus, there is no guarantee that you will receive a distribution of any assets. We currently anticipate that the earliest time that the Company’s winding up would permit distribution of its remaining assets to shareholders will be in the fourth quarter of 2007.

Q.: WHAT SHOULD A SHAREHOLDER DO IN ORDER TO RECEIVE A DISTRIBUTION OF THE REMAINING ASSETS? FOR EXAMPLE, SHOULD SHARE CERTIFICATES BE SENT TO THE COMPANY?

A.: At this time, you are only being asked to vote to approve the Plan of Dissolution. Please vote by completing, signing and timely returning a proxy by mail, or by using the telephone or Internet to vote in accordance with the instructions on the proxy card you receive with this proxy statement. If and when the dissolution of the Company becomes effective and distribution of the remaining assets to shareholders becomes possible, you will be notified by mail, which will include information on the procedures to follow.

Q.: WHAT WILL HAPPEN IF THE PLAN OF DISSOLUTION FOR THE COMPANY IS NOT APPROVED BY THE SHAREHOLDERS?

A.: If shareholders do not approve the dissolution of the Company, the Company may have to fund the costs of its existence out of its own assets. The Board of Directors does not consider the Company to be a viable business enterprise on an on-going basis. If shareholders do not approve the dissolution, the Board of Directors will re-evaluate the prospects of the Company, and whether there is any other prudent course of action. This may result in again soliciting shareholder approval of the dissolution of the Company, which may be on substantially the same basis as the Plan of Dissolution or on another basis, or seeking reorganization or liquidation of the Company under the U.S. Bankruptcy Code or by a similar legal process. The costs of such a reorganization, liquidation or other transaction may have to be borne out of the Company’s current assets and it is uncertain whether in such circumstances all or any of the Company’s assets would ultimately be available for or distributed to the shareholders.

Q.: HOW IS THE COMPANY FUNDING ITS CURRENT EXPENSES?

A.: Currently, AWI, the Company’s former subsidiary, is paying or reimbursing the Company’s costs for its governance and proceedings. AWI is doing so pursuant to a provision in its Chapter 11 Plan of Reorganization, which provides that AWI will do so in order for the Company to wind up its affairs and distribute its remaining assets to its shareholders. If the Plan of Dissolution is not approved by the shareholders, AWI may take the position that it is no longer obligated to reimburse the Company’s expenses.

Q.: WHAT HAPPENED TO THE COMPANY’S OWNERSHIP OF ARMSTRONG WORLD INDUSTRIES?

A.: The Company’s ownership in AWI was cancelled in AWI’s bankruptcy proceedings. AWI filed for Chapter 11 bankruptcy reorganization in December 2000. After extensive legal proceedings, AWI was reorganized under new ownership. The bankruptcy court would not allow any distribution to the Company (AWI’s former owner) because AWI’s creditors were not paid in full and would not agree to any such distribution. The Company has no further connection to AWI since its emergence from bankruptcy on October 2, 2006. See Section III “PROPOSAL 1 – APPROVAL OF THE PLAN OF DISSOLUTION – Background and Reasons for the Dissolution.”

Q.: I HAVE A STOCK CERTIFICATE FROM “ARMSTRONG WORLD INDUSTRIES, INC.” OR “ARMSTRONG CORK COMPANY” – WHY AM I RECEIVING THIS DOCUMENT?

A.: Any stock certificate dated before May 1, 2000 issued by Armstrong Cork Company or Armstrong World Industries, Inc. actually represents the same number of shares in Armstrong Holdings, Inc. Armstrong Cork Company is the former name of Armstrong World Industries, Inc. The stock certificates of Armstrong World Industries, Inc. issued prior to May 1, 2000 were automatically converted into stock of Armstrong Holdings, Inc. following shareholder approval for that conversion on May 1, 2000. Armstrong World Industries, Inc. continued to exist, but all of its stock was then held by Armstrong Holdings, Inc. If the Plan of Dissolution is approved, all such stock will be cancelled upon the distribution to shareholders of the Company’s remaining assets.

II.	MEETING AND VOTING INFORMATION

DATE, TIME AND PLACE OF THE MEETING

The meeting will be held on July 18, 2007, at 11:00 A.M., at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219.

IF YOU WISH TO ATTEND THE MEETING IN PERSON, PLEASE REQUEST AN ADMISSION TICKET FROM THE COMPANY SECRETARY (JOHN N. RIGAS, ARMSTRONG HOLDINGS, INC., 2500 COLUMBIA AVE., LANCASTER, PA 17603) AT LEAST TEN BUSINESS DAYS PRIOR TO THE MEETING. IT WILL BE NECESSARY TO PRESENT PICTURE IDENTIFICATION TO GAIN ENTRANCE TO THE MEETING ROOM. IN ADDITION, TO ATTEND THE MEETING IT WILL BE NECESSARY TO SHOW THAT YOU ARE A SHAREHOLDER. IF YOU ARE A SHAREHOLDER OF RECORD, THIS WILL BE DETERMINED BY CHECKING YOUR IDENTIFICATION AGAINST THE LIST OF SHAREHOLDERS OF RECORD. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR BANK, YOU MUST BRING EVIDENCE OF YOUR BENEFICIAL STOCK OWNERSHIP, SUCH AS YOUR MOST RECENT ACCOUNT STATEMENT OR CONFIRMATION BY THE BANK OR BROKER THAT IT HOLDS SHARES ON YOUR BEHALF.

MATTERS TO BE CONSIDERED AT THE MEETING

At the meeting, shareholders will be asked to consider and vote to approve the Plan of Dissolution (see Section III of this proxy statement entitled “PROPOSAL 1 – APPROVAL OF THE PLAN OF DISSOLUTION”) and to ratify KPMG LLP as the Company’s independent auditor for 2007 (see Section IV of this proxy statement entitled “PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR”). The meeting has been called by the Board of Directors solely for the shareholders to consider and act upon (1) the Plan of Dissolution, which the Board of Directors has approved and recommended to the shareholders for their approval and (2) to ratify the selection of KPMG LLP as the Company’s independent auditor for 2007. The Board of Directors does not intend to bring any other matter before the meeting and the Company is not aware of any other matter that is to be brought before the meeting. If any other matters properly come before the meeting, the persons named in your proxy card or their substitutes will vote in accordance with their best judgment on such matters.

Matters that are not specified in the accompanying Notice of Special Meeting of Shareholders cannot be brought before the meeting other than by following the procedures set forth in the Company’s bylaws, which provide that if a shareholder wants any other matters brought before the meeting, then (1) the shareholder must have been a shareholder of record on the record date for the determination of shareholders entitled to vote at the meeting, and (2) written notification of such proposed business must have been received by the Secretary of the Company not later than the close of business on the fifteenth day following the date of the accompanying Notice of Special Meeting of Shareholders or on which notice of such meeting is first given to shareholders or public disclosure of the meeting is made, whichever is earlier. The deadline for such proposals is June 7, 2007. Such shareholder notification shall set forth the nature of and reasons for the proposal in reasonable detail and, as to the shareholder giving notification, (1) the name and address of such shareholder as they appear on the Company’s books and (2) the class and total number of shares of the Company that are beneficially owned by such shareholder. Within fifteen days following receipt by the Secretary of a shareholder notification of proposed business pursuant hereto, the Company shall advise the shareholder of any deficiencies in the notification. The notifying shareholder may cure such deficiencies within fifteen days after receipt of such advice, failing which the shareholder’s notification shall be deemed invalid.

Notifications proposing matters to be brought before the meeting, along with requests for the relevant portions of the bylaws, should be addressed to the Secretary of the Company at the address printed on the first page of this proxy statement.

WHO MAY VOTE

Only holders of common shares, as recorded in the Company’s share register on May 16, 2007, may vote at the special meeting. On that date, the Company had 40,551,974 common shares outstanding. Each shareholder may vote in person or by proxy. The presence at the meeting (in person or by proxy) of a majority of the shares of common stock outstanding constitutes a quorum for conducting business.

HOW TO VOTE

You can provide your voting instructions before the meeting:

•

over the Internet in the case of a record holder at www.voteproxy.com, which we encourage, by following the directions printed on your proxy card and the on-screen instructions; for shareowners whose shares are held through brokers or employee benefit plans, instructions for Internet voting will be provided by or on behalf of your broker or plan administrator;

•

by telephone in the case of a record holder by calling (800) 776-9437; for shareowners whose shares are held through brokers or employee benefit plans, instructions for telephone voting will be provided by or on behalf of your broker or plan administrator; or

•	by mail by completing, signing and promptly returning your proxy card in the enclosed postage prepaid envelope.

If you hold shares through a broker or bank, your ability to vote by Internet or telephone depends on their voting processes. Please carefully follow the directions on your proxy card that you received with this proxy statement.

Alternatively, you may vote in person if you attend the meeting.

PROXY CARDS

You may receive more than one proxy card (or voting instruction form) depending on how you hold your shares. If you hold shares under different names, you may receive multiple sets of proxy materials. Also, if you hold your shares through a stockbroker or bank, you will get separate material from that firm asking how you want to vote those shares. You should follow the voting instructions on the form you receive from your record holder.

REVOCATION OF A PROXY

Any shareholder who provides proxy voting instructions (whether by mail, phone or Internet) may revoke the proxy at any time before it is formally voted at the meeting. You can revoke a proxy by:

•	giving written notice of revocation to the Secretary of the Company, John N. Rigas, Armstrong Holdings, Inc., 2500 Columbia Ave., Lancaster, PA 17603;

•	executing and returning a proxy card bearing a later date, either in writing, by telephone or via the Internet; or

•	attending the meeting and voting in person.

Attendance at the meeting, by itself, will not revoke any proxy you previously granted.

ABSTENTIONS AND BROKER NON-VOTES

You can abstain from voting by marking the “abstain” box on your proxy card or, if you choose to attend and vote at the meeting, on the ballot at the meeting. Proxies marked as abstaining (including proxies containing “broker non-votes”) will be counted as present for purposes of establishing a quorum. “Broker non-votes” occur when a broker returns a proxy on behalf of customers and casts a vote on certain matters as permitted in the broker’s discretion, but does not cast a vote on other matters for which the broker has received no direction from its customers. Abstentions and broker non-votes are not counted “for” or “against” a particular matter. Abstentions increase the number of “for” votes required to approve a particular proposal because such shares will be considered present at the meeting and entitled to cast a vote on such proposal. Proxies containing broker non-votes on a particular proposal will have no effect on the vote required for approval because they are deemed not entitled to cast a vote on the particular proposal.

REQUIRED VOTES AND RECOMMENDATION

The presence at the special meeting (in person or by proxy) of a majority of the common shares outstanding will constitute a quorum for conducting business. Under Pennsylvania law and the Company’s bylaws, the affirmative vote of at least a majority of the outstanding common shares present (in person or by proxy) and entitled to cast a vote is required to approve and adopt the Plan of Dissolution and to ratify the selection of KPMG LLP as the Company’s independent auditor for 2007. You are entitled to one vote for each common share you own on May 16, 2007. The Board of Directors recommends a vote FOR approval of the Plan of Dissolution and a vote FOR ratification of KPMG LLP as the Company’s independent auditor for 2007.

PROXY SOLICITATION COSTS AND PERIOD

AWI will bear the costs of solicitation of proxies for the meeting, consistent with the provisions of AWI’s Chapter 11 Plan, as further discussed below. In addition to solicitation by mail, directors, officers and regular employees of AWI or the Company may solicit proxies from shareholders of the Company by telephone, telegram, e-mail, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation by AWI. In addition to solicitation by our directors, officers and employees, we have engaged The Proxy Advisory Group, LLC, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting. AWI will bear the costs of the fees for the solicitation agent, which are not expected to exceed $10,000 plus expenses of this proxy solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed by AWI for their reasonable expenses.

This proxy statement and the accompanying proxy card are first being sent to holders of the common shares of the Company on or about May 23, 2007.

PARTICIPANTS IN THIS SOLICITATION

Participants in this solicitation may be deemed to include various directors and officers of the Company:

Directors: Michael D. Lockhart, M. Edward Sellers and Jerre L. Stead.

Officers: Michael D. Lockhart, F. Nicholas Grasberger III, John N. Rigas and William C. Rodruan.

As of the date of this proxy statement, none of these participants individually beneficially owns more than 1% of the Company’s common shares. Further information about the share ownership and other interests of the Company’s directors and officers is set forth below in Section V of this proxy statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” and in Item 12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement. See Section VII of this proxy statement entitled “WHERE YOU CAN FIND FURTHER INFORMATION.” Except for such beneficial ownership interests and the compensation arrangements the Company (directly or through AWI) has established with the Company’s executive officers, none of these individuals have, to the knowledge of the Company, any interest, direct or indirect, by security holdings or otherwise, in the Company. For further information, see Section III of this proxy statement, under the heading “PROPOSAL 1- APPROVAL OF THE PLAN OF DISSOLUTION - Interested Parties and Related Transactions.”

CONFIDENTIAL VOTING POLICY

Under the Company’s confidential voting policy, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential. To implement this policy, the Company will engage independent vote tabulators and independent judges of election. Employees of the Company or its subsidiaries will not serve as vote tabulators or judges. This confidentiality policy does not apply: (1) when disclosure about such matter is required by law; (2) when disclosure is necessary in connection with a claim involving the Company; (3) when a shareholder expressly requests or permits disclosure; or (4) during the course of a contested proxy solicitation. Shareholders’ comments on proxy cards and ballots will be conveyed to the Company in a manner that protects the confidentiality of the voter.

SHAREHOLDER PROPOSALS

Because of the pending dissolution and winding up of the Company, we are not planning on calling an annual meeting of the shareholders of the Company during 2007. If the Plan of Dissolution is approved, it is not anticipated that there would be a 2007 annual meeting of shareholders of the Company. If an annual meeting is called, a shareholder who wishes to submit a proposal for inclusion in our proxy materials and for presentation at the annual meeting must submit such proposal to our Secretary at the address printed on the first page of this proxy statement, so that the Secretary receives it at a reasonable time before the proposed printing of the materials for the annual meeting, as the time for the meeting may be publicly announced. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission (“SEC”) relating to shareholder proposals (Rule 14a-8).

The Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. The required notice, which must be in writing and addressed to the Secretary of the Company, must also contain specified information and conform to certain other requirements, as set forth in the bylaws. If the presiding officer at an annual meeting determines that a shareholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for an annual meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then any proxy distributed by the Company to shareholders may confer discretionary authority on the persons being appointed as proxies to vote on the proposal.

Proposals and nominations, along with requests for the relevant portions of the bylaws, should be addressed to the Secretary of the Company at the address printed on the first page of this proxy statement.

III.	PROPOSAL 1 – APPROVAL OF THE PLAN OF DISSOLUTION

The following is a summary description of the material aspects of the plan of dissolution, winding up and distribution (the “Plan of Dissolution”) proposed for the Company; it may not contain all the information that is important to you and should be read in conjunction with the Plan of Dissolution (attached as Exhibit A to this proxy statement). The Plan of Dissolution contemplates a distribution of the Company’s remaining assets to the shareholders upon completion of the winding up of the Company, to the extent permitted by law, in complete cancellation of your interest in the Company. In considering your vote on the Plan of Dissolution, you should read this entire proxy statement and the Plan of Dissolution, as well as the other documents relating to the Company referred to below under the headings “INFORMATION REGARDING THE COMPANY AND SELECTED FINANCIAL DATA” and “WHERE YOU CAN FIND FURTHER INFORMATION.”

INTRODUCTION; OVERVIEW OF THE PLAN OF DISSOLUTION

On May 8, 2007, the Board of Directors of the Company unanimously approved and adopted the Plan of Dissolution for the Company and directed that such plan be recommended and submitted to a vote of the shareholders of the Company at a special meeting. The Plan of Dissolution provides for the dissolution of the Company and the winding up of its business and affairs in accordance with Pennsylvania law. Upon completion of the winding up of the Company, the Plan of Dissolution provides for the distribution to the Company’s shareholders of its remaining assets. Approval of the shareholders of the Company is required for the Plan of Dissolution to become effective.

CONSIDERATIONS REGARDING FORWARD-LOOKING INFORMATION

We caution you that this proxy statement contains statements that contain “forward-looking” information - statements not related to historical facts. These statements are based on our current beliefs as to the outcome and timing of future events, and actual results may differ materially from those projected or implied in the forward-looking statements. Further, some forward-looking statements are based upon assumptions of future events that may not prove to be accurate. The forward-looking statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties referred to below under “Certain Risks” and also elsewhere within this proxy statement and in other of the Company’s filings with the SEC. See Section VI, “INFORMATION REGARDING THE COMPANY AND SELECTED FINANCIAL DATA,” and Section VII, “WHERE YOU CAN FIND FURTHER INFORMATION,” below.

CERTAIN RISKS

In addition to the other information presented in or with, or incorporated into, this proxy statement, shareholders should consider the following risks which relate to the value which they may derive from the Plan of Dissolution.

THERE IS NO ASSURANCE AS TO WHEN THE COMPANY’S WINDING UP WILL HAVE PROGRESSED SUFFICIENTLY TO PERMIT DISTRIBUTION OF THE REMAINING ASSETS TO THE COMPANY’S SHAREHOLDERS, OR THAT DISTRIBUTION OF ALL, OR ANY PART OF, THE REMAINING ASSETS WILL BE PERMISSIBLE.

There is no guarantee that the winding up of the Company will not take longer than anticipated. It may take longer than currently anticipated to complete the necessary proceedings and unanticipated claims may be raised against the Company, the resolution of which may delay completion of the Company’s winding up. In addition, it may also be necessary for the Company utilize some or all of its assets as security for disputed, conditional or contingent claims, while they are being resolved. If there are valid claims against the Company, it may be necessary for the Company to utilize some or all of its assets to satisfy these claims. Accordingly, there is no guarantee that we will be able to distribute all, or any, of the remaining assets to shareholders as anticipated.

IF THE COMPANY’S ASSETS ARE DISTRIBUTED TO SHAREHOLDERS WITHOUT PAYMENT OF OR APPROPRIATE PROVISION BEING MADE FOR ALL THE COMPANY’S LIABILITIES IN CONNECTION WITH THE WINDING UP OF ITS AFFAIRS, SHAREHOLDERS COULD BE LIABLE FOR THE VALUE DISTRIBUTED TO THEM.

Under Pennsylvania law, if we fail to pay or provide adequately for the Company’s liabilities and obligations in connection with the winding up of the Company, for a period of two years following the filing by the Company of articles of dissolution, a shareholder of the Company could be held liable to creditors of the Company for his pro rata portion (based on relative shareholdings) of any such liability, limited to the amount previously received by the shareholder in distributions from the Company under the Plan of Dissolution. If we made a distribution to you of assets, but have not held back enough cash to satisfy all Company liabilities, you might have to pay back some or all of the assets you receive. Because of the procedures under Pennsylvania law we intend to follow in winding up the Company, as described below, we do not anticipate that will happen. We do not plan to make any distribution pursuant to the Plan of Dissolution without payment or adequate provision having been made for all the Company’s liabilities.

BACKGROUND AND REASONS FOR THE PLAN OF DISSOLUTION; INTERRELATIONSHIP WITH AWI’S CHAPTER 11 PLAN

The Company previously was the parent holding company of AWI. On December 6, 2000, AWI filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to use the court-supervised reorganization process to achieve a resolution of tort claims, primarily for personal injury, relating to its past use of asbestos in its business and products. On October 2, 2006, AWI emerged from Chapter 11 reorganization under its Fourth Amended Plan of Reorganization, as modified (the “Chapter 11 Plan”), which provided for the cancellation of the AWI stock owned by the Company (the Chapter 11 Plan and related documents are available at www.armstrongplan.com.).

The Company and its shareholders were not entitled to any distribution under the AWI Chapter 11 Plan in respect of the Company’s former ownership of AWI. However, the Company filed a claim against AWI with respect to intercompany accounts owed to it. In addition, upon the cancellation of the Company’s ownership interest in AWI, the Company realized a substantial tax loss. This loss is in addition to the tax loss which AWI incurred in connection with the consummation of its Chapter 11 Plan. See “Inter-company Settlement,” “Assets to be Distributed” and “The Company’s Tax Operating Loss Carryforwards” below.

Due to their affiliated status through October 1, 2006, the Company and AWI are required by the IRS to file a consolidated 2006 federal tax return by September 15, 2007. As a result of the above-mentioned tax losses, the Armstrong consolidated tax group is entitled to recover estimated tax payments made by AWI to the IRS in 2006, and in addition has the ability to elect to carry back the group’s tax losses either two or ten years in order to recover taxes paid in those years.

The elections made in the 2006 tax return will benefit the Company and AWI differently, and the Company’s and AWI’s respective preferences for utilization of the group’s tax losses would not necessarily be the same. Moreover, there is no IRS regulation nor any prior written agreement between the companies that prescribed how to allocate tax refunds between them.

AWI’s Chapter 11 Plan does provide that the Company will receive the protection of the Asbestos PI Permanent Channeling Injunction issued by the Bankruptcy Court as provided by the Chapter 11 Plan, which, in general terms, will bar any person who alleges that he or she has any claim against the Company for monetary damages on account of personal injury relating to exposure to asbestos from pursuing such claim against the Company and provides for such claims to be presented to the Asbestos PI Trust created under the Chapter 11 Plan for resolution in accordance with procedures established under the Chapter 11 Plan. AWI’s Chapter 11 Plan further provides that no liability may be asserted against the Company in connection with any act or omission on its part in connection with AWI’s Chapter 11 case, absent its gross negligence or willful misconduct. As provided in the Chapter 11 Plan, AWI, as reorganized, is responsible for the Company’s obligations to indemnify the individuals who served as the Company’s directors, officers or employees during AWI’s Chapter 11 case. See “Indemnification of Directors, Officers and Employees of the Company” below.

In considering the effect on the Company of AWI’s reorganization, the Company’s Board of Directors concluded that, given the terms of AWI’s Chapter 11 Plan as described above and the situation the Company now faces following consummation of that plan, it would not be in the best interests of the Company’s shareholders for the Company to continue in existence, and, accordingly, the Board of Directors has approved the dissolution and winding up of the Company as provided by the Plan of Dissolution. Because the Company has no assets other than cash, and would have to use that cash to fund its ongoing expenses, the Board of Directors concluded that the interests of shareholders would best be served by voluntarily dissolving the Company, winding up its affairs and distributing its cash to the shareholders (to the fullest extent permitted by the winding up of the Company under applicable law).

The Company does not consider continuing in existence to be a sensible business plan. Given the relatively small magnitude of the Company’s assets, it is unlikely that the Company would be able to continue to function as an economically viable enterprise for the benefit of its shareholders. In particular, the costs of administering the Company’s affairs as a publicly owned enterprise and seeking other business opportunities is considered to be economically prohibitive. These costs would likely only erode the value potentially available to shareholders from the Company’s assets. AWI’s Chapter 11 Plan provides that reorganized AWI will bear the Company’s administrative costs only while it winds up its affairs in order to facilitate the distribution of its remaining assets to its shareholders.

If shareholders do not approve the dissolution, the Board of Directors will re-evaluate the prospects of the Company, and whether there is any other prudent course of action. This may result in again soliciting shareholder approval of the dissolution of the Company, which may be on substantially the same basis as the Plan of Dissolution or on another basis, or seeking reorganization or liquidation of the Company under the U.S. Bankruptcy Code or by a similar legal process. In such event, AWI may take the position that, under its Chapter 11 Plan, it is not obligated to reimburse the administrative costs of such reorganization, liquidation or transaction, which could reduce the assets ultimately available to shareholders.

INTER-COMPANY SETTLEMENT

In order to resolve the Company’s claim against AWI, determine how to handle the tax elections and establish the Company’s and AWI’s respective rights to prospective tax refunds, the Board of Directors of the Company appointed a special committee comprised of independent, outside directors Jerre L. Stead and M. Edward Sellers. Neither of these directors was at that time or is now a current or prospective director or officer of AWI. The special committee engaged the law firm of McDermott, Will & Emery to advise it in connection with these matters.

Following negotiations of the special committee and their legal counsel with AWI, on February 26, 2007 the Company announced the Settlement Agreement with AWI. The Settlement Agreement was approved on April 2, 2007 by the U.S. Bankruptcy Court for the District of Delaware, which presided over AWI’s Chapter 11 case.

Under the Settlement Agreement, AWI paid the Company $20 million in cash, and allowed a Company claim under AWI’s Chapter 11 Plan of $8.5 million. The Company recovered on this claim on the same basis as other unsecured creditors of AWI. The initial distribution in satisfaction of the $8.5 million claim consisted of approximately $2 million in cash plus 98,697 shares of the common stock of reorganized AWI, which the Company sold for approximately $5 million. The Settlement Agreement also gave AWI the right to make all relevant tax elections and file all required tax returns on behalf of the Armstrong tax filing group for all relevant tax periods through 2006, and to receive and retain all related tax refunds.

The Company now holds approximately $27 million in cash received pursuant to the Settlement Agreement (and may possibly recover additional amounts from AWI not expected to be in excess of $50,000 upon final settlement of its allowed bankruptcy claims). The Company believes that the proceeds received from the Settlement Agreement are not subject to federal or state income taxes, except to the extent that a different valuation of the Company’s claim under AWI’s Chapter 11 Plan as of October 2, 2006 is required for tax purposes. In addition, any gain or interest income realized with respect to these proceeds may be subject to such taxes.

THE COMPANY’S TAX OPERATING LOSS CARRYFORWARDS

Under the Settlement Agreement, AWI will administer both of the companies’ tax returns for 2006. The elections that are made by AWI in connection with those tax returns will affect, among other things, the tax operating loss carryforwards available to the Company in 2007 and in future years. Because the companies’ tax returns for 2006 do not need to be filed until September 15, 2007, it is not known at this time what specific elections AWI will make. However, it is anticipated that the tax operating loss carryforwards available to the Company in 2007 will be at least $254 million and possibly in excess of $1 billion.

Whether the Company will be able to realize any economic value from these tax operating loss carryforwards will depend on two things: first, determining that the Company has not yet experienced (and will not, in the future, experience) an “ownership change” under the U.S. Internal Revenue Code, the effect of which would be to impose limitations that essentially render the tax operating loss carryforwards valueless, and second, the Company having taxable income in the future against which these tax operating loss carryforwards can be utilized.

Whether the Company has experienced an “ownership change” is determined by measuring the ownership by holders of more than five percent of the Company’s shares on certain testing dates and then comparing that ownership to the lowest amount of stock owned by that shareholder during the preceding three years. If a particular holder’s ownership during this period has increased, it is counted as an “owner shift.” If all “owner shifts” on a particular testing date total more than fifty percentage points, an “ownership change” has occurred.

At the direction of the Board of Directors, legal and tax counsel have analyzed the historical trading activity by the Company’s five percent or more shareholders in order to determine whether the Company has experienced an “ownership change.” For corporations such as the Company whose stock is publicly traded, this analysis is based on filings (Schedules 13G and 13D) made with the SEC. In the case of the Company, those filings, taken at face value, indicate that an “ownership change” has occurred. If that is the case, the Company’s tax operating loss carryforwards are already essentially worthless. However, it may be possible to obtain further information from or about certain of those five percent or more shareholders that would suggest that some or all of the shares disclosed in their SEC filings can be disregarded, and therefore, that an “ownership change” in fact has not yet occurred. Tax counsel for the Company is exploring this. But even if that research is fruitful, even a relatively small additional change in the ownership of Company stock in the future would almost certainly trigger the limitations and make the tax operating loss carryforwards essentially worthless. It is for this reason that the Company considered, and discounted, the possibility of trying to realize value from the tax operating loss carryforwards by selling the Company to, or merging the Company with, a profitable corporation. Any such transaction would surely result in an “ownership change” and cause so significant a limitation on the use of the tax operating loss carryforwards (to the extent they are already not so limited) that, for all practical purposes, they would be valueless.

Similarly, the Company also considered whether the Company’s tax operating losses (which, in general, can be carried forward up to twenty years) could be utilized by the Company itself. However, given the relatively modest amount of income the Company will earn on its cash assets, the risks that would be involved in purchasing an operating business with those cash assets, and the interests of shareholders, this method of making use of the tax operating loss carryforwards was also rejected.

Therefore, the Board of Directors has determined that a dissolution of the Company and a distribution of the Company’s remaining assets is in the best interests of the shareholders. Because some portion of the amount received in the settlement of the Company’s claim under AWI’s Chapter 11 Plan may be taxable and because the Company is expected to earn interest income on its cash assets through the date of dissolution, tax counsel for the Company is continuing to explore whether the Company, in fact, has experienced an “ownership change,” since an ability to use the tax operating loss carryforwards as an offset to this income will reduce the taxes that the Company will have to pay with respect to this income in 2007 and thereby increase the amount of cash available for distribution to the Company’s shareholders. In addition, in the event a third party believes that, despite the “ownership change” circumstances, economic value can be realized from the Company’s tax operating loss carryforwards and makes an offer to purchase the Company at a meaningful premium to the value of its cash assets, the Company would consider such opportunity, weighing the timing and business risks of such a transaction against the premium to be realized.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY

Under Pennsylvania law, the Company’s articles of incorporation and bylaws and various agreements the Company has entered into, the Company is obligated to indemnify its directors, officers and employees against liabilities and expenses incurred by them in connection with their service to the Company, and to advance expenses incurred in responding to claims of such liability, subject to certain very limited exceptions. The Company’s dissolution will not terminate these indemnification obligations and indemnification claims could be asserted against the Company in the course of the Company’s winding up in the same manner as other claims may be asserted against the Company, as discussed below. The Plan of Dissolution further provides for indemnification to the fullest extent permitted by law of the Company’s directors, officers and employees against liabilities and expenses incurred by them in connection with the winding up of the Company and provides that the Board of Directors may, in its sole discretion, indemnify agents, trustees and other advisors of the Company against liabilities and expenses incurred in connection with transactions contemplated by the Plan of Dissolution or otherwise relating to the winding up of the Company.

AWI’s Chapter 11 Plan provides that AWI is responsible for any obligation that the Company has to indemnify or reimburse expenses to any person who served as a director, officer or employee of the Company or Armstrong Worldwide, Inc. (“AWWD”), at any time after the date that AWI filed its voluntary petition for relief under Chapter 11 (December 6, 2000) to the fullest extent that such person is entitled to indemnity under the Company’s articles of incorporation, bylaws or any agreement in effect upon confirmation of AWI’s Chapter 11 Plan or by law. Such obligations survive, and are binding on AWI irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after December 6, 2000 and applies with respect to service during the course of the Company’s winding up. In furtherance of the foregoing, reorganized AWI is obliged (subject to availability on commercially reasonable terms) to maintain insurance for the benefit of such directors, officers and employees at levels no less favorable than those existing as of the date of entry of the order of the Bankruptcy Court confirming AWI’s Chapter 11 Plan, for a period of no less than three years following the Chapter 11 Plan Effective Date. We believe that reorganized AWI’s assumption of the Company’s indemnity obligations and undertaking to continue insurance coverage for the Company’s current and specified former directors and officers, as provided by AWI’s Chapter 11 Plan, makes adequate provision for indemnification claims against the Company and thereby facilitates the winding up of the Company’s affairs.

In order to facilitate the expeditious winding up of the Company’s affairs and the distribution of its remaining assets to the shareholders, the Plan of Dissolution also authorizes the Company to grant releases to current or former directors, officers and employees of the Company of any claims the Company may have against such person in connection with such person releasing the Company from any indemnification obligations the Company has to such person.

WINDING UP OF THE COMPANY

In accordance with Pennsylvania law, (assuming that shareholders approve the Plan of Dissolution), the Company’s business and affairs will be wound up under the direction of the Board of Directors. We expect that some (or all) of the directors will continue in office for a period of time after the approval of the plan of dissolution, but will then resign and that any vacancies resulting from their resignations will be eliminated by action of the Board of Directors, in accordance with the bylaws. Depending on the length of time taken to wind up the affairs of the Company, other individuals (who may be officers of reorganized AWI) may be elected by the remaining directors to oversee completion of the winding up. Pennsylvania law and the Plan of Dissolution also permit the Board of Directors to apply to the Pennsylvania courts at any time during the winding up proceedings to have such proceedings continued under the law and the supervision of the court. In addition, the Plan of Dissolution permits the Board of Directors to appoint a liquidating agent or trustee to administer the Company’s winding up along with or in lieu of the Board of Directors.

The Plan of Dissolution provides for the winding up of the Company to be accomplished in compliance with procedures specified by Pennsylvania law (as described below). This is intended reduce the possibility that any distribution of assets by the Company to its shareholders will be subject to any claims of creditors of the Company. See “Potential Liability of Shareholders” below.

Under this winding up procedure, the Company is required to give notice of its dissolution to all known creditors of and claimants against the Company and to each Pennsylvania municipal corporation in which it has a place of business and also to publish notice of its dissolution. An opportunity is provided for any person having a claim against the Company to submit that claim. In the event of disputed claims, certain proceedings in the Pennsylvania courts may be required. In this manner, the liabilities and claims which must be satisfied or provided for can be determined and, likewise, the remaining assets that may be distributed to shareholders may be determined.

Accordingly, following shareholder approval of the plan of dissolution, we will give the necessary notices and commence and follow the necessary procedures for determining and settling claims against the Company. We will not be able to distribute the remaining assets to shareholders until these procedures have progressed sufficiently so that claims against the Company are identified and provided for. We presently believe that the Company has no material liabilities. Barring unforeseen events, we anticipate that we will be able to complete the Company’s winding up and make a distribution to shareholders as soon as the fourth quarter of 2007. However, there is no assurance that the winding up of the Company will not take longer than anticipated. It may take longer than currently anticipated to complete the necessary proceedings and unanticipated claims may be raised against the Company, the resolution of which may delay completion of the Company’s winding up. It may also be necessary for the Company to use its assets as security for asserted claims. In addition, if there are valid claims against the Company, it may be necessary for the Company to satisfy these claims out of its assets. Accordingly, there is no assurance that we will be able to distribute all, or any, of the assets to shareholders as anticipated.

No federal or state regulatory approvals are required in order for the Company to effectuate the Plan of Dissolution, other than compliance with the applicable laws of Pennsylvania governing the winding up of corporations (as discussed above), with which the Company expects to be able to comply in the ordinary course.

In the event the Company’s winding up takes materially longer than anticipated, the Company’s Board of Directors may, as provided by the Plan of Dissolution, establish a liquidating trust to administer the remaining tasks involved in winding up the Company’s affairs. In such event, the remaining assets of the Company would be transferred to the liquidating trust and the Company’s shareholders would become the beneficiaries of the trust. Shareholders would be notified of this eventuality. Beneficial interests in the trust likely would not be transferable (except by operation of law). Reorganized AWI is expected to bear the costs of the liquidating trust, if any.

ASSETS TO BE DISTRIBUTED

Assuming shareholder approval of the Plan of Dissolution at the special meeting, and after completion of its winding up, the Company is not expected to have any assets other than approximately $27 million in cash, and potentially additional amounts not expected to be in excess of $50,000 upon final settlement of its allowed bankruptcy claims. If these additional amounts are realized by the Company after the initial distribution of its current assets, the Plan of Dissolution provides that the Company will distribute such additional amounts to the shareholders, subject to the discretion of the Board of Directors as to distributions of de minimus payments, as discussed below. When we are in a position to make a distribution to shareholders, shareholders will be provided information regarding the manner in which the distribution is to be made and if it will be required for them to surrender their share certificates to the Company. Shareholders should not send their share certificates to the Company at this time.

The Company’s remaining assets may only be distributed to the Company’s shareholders if all liabilities of and claims against the Company have been paid or provided for under the applicable winding up procedure (as described above). There is no assurance as to when the Company’s winding up will have progressed sufficiently to permit distribution of the remaining assets to the Company’s shareholders or that distribution of all, or any, of such assets will be permissible. The Board of Directors, in its absolute discretion, may determine not to make de minimus distributions to shareholders, in which case the aggregate amount of all such withheld de minimus distributions shall be distributed to the shareholders entitled to other than de minimus distributions on a pro rata basis in accordance with their holding of shares.

RECORD DATE FOR LIQUIDATING DISTRIBUTIONS

The record date for determining shareholders of record for the purposes of the distribution of remaining assets pursuant to the Plan of Dissolution will be a date determined by the Board of Directors in the course of winding up of the affairs of the Company pursuant to the Plan of Dissolution. There may be more than one record date if there are two or more distributions.

NO APPRAISAL OR DISSENTER’S RIGHTS

Pursuant to Pennsylvania law, there are no appraisal, dissenter’s or similar rights available to the Company’s shareholders in connection with the transactions contemplated by the Plan of Dissolution.

ABANDONMENT; AMENDMENT

Notwithstanding shareholder approval of the Plan of Dissolution, the Board of Directors may abandon the dissolution of the Company and the Plan of Dissolution at any time prior to filing articles of dissolution. The Plan of Dissolution requires, assuming shareholder approval, that the Company file articles of dissolution with the Commonwealth of Pennsylvania at the conclusion of the dissolution process. Upon such filing, in accordance with Pennsylvania law, the dissolution of the Company will be effective and may no longer be abandoned.

Under Pennsylvania law and the Plan of Dissolution, after shareholder approval, the Plan of Dissolution may be amended by the Board of Directors only to provide for winding up of the Company by an alternate means permitted by Pennsylvania law if the Board of Directors determines that all obligations of and claims against the Company can be fully provided for by such alternate means. See “Winding Up of the Company” above. No such amendment of the Plan of Dissolution is currently anticipated.

POTENTIAL LIABILITY OF SHAREHOLDERS

Under Pennsylvania law, we are required, in connection with the winding up of the Company, to pay or adequately provide for payment of all of the Company’s liabilities and obligations. If we distribute assets to shareholders without paying or providing adequately for all the Company’s liabilities and obligations, Pennsylvania law provides that, for a period of two years following the filing by the

Company of articles of dissolution, a shareholder could be held liable to creditors of the Company for its pro rata portion (based on relative shareholdings) of any such liability, limited to the amount received by the shareholder in distributions from the Company under the Plan of Dissolution. If we made a distribution to you, in such circumstances, you might have to pay back some or all of the assets distributed to you. Because of the procedures under Pennsylvania law we intend to follow in winding up the Company, as described above, we do not anticipate that any distribution will be made pursuant to the Plan of Dissolution without payment or adequate provision having been made for all the Company’s liabilities.

LISTING AND TRADING OF COMMON SHARES

The common shares of the Company are now quoted on the OTC (over-the-counter) Bulletin Board (“OTCBB”) and on the “Pink Sheets” with ticker symbol ACKH. The OTCBB is a regulated quotation service that displays quotes, last sale prices, and volume information in OTC equity securities. Information about the OTCBB may be found on the Internet at www.otcbb.com. Pink Sheets is a source of market maker quotations, historical prices and corporate information about over-the-counter issues and issuers. Information about the Pink Sheets can be found at www.pinksheets.com. Stocks trading on the OTCBB or the Pink Sheets are not “listed” or sponsored by the issuers.

If the Plan of Dissolution is approved, the Company currently intends to support, but cannot control or guarantee, continued trading on the OTCBB and Pink Sheets until a final distribution to shareholders can be made. The Company plans to close its stock transfer books on the record date for the Company’s final liquidating distribution and may require shareholders to surrender to the Company for cancellation the certificates representing the common shares of the Company they hold in order to receive a distribution of the remaining assets. Until such time, and so long as the OTCBB or the Pink Sheets continue to provide a market for the stock, shareholders will be permitted to transfer common shares in the same manner as they currently may be transferred. However, the Plan of Dissolution permits the Board of Directors of the Company to close the stock transfer books of the Company at such time as it considers appropriate to facilitate the winding up of the Company’s affairs.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material federal income tax consequences of the Plan of Dissolution to the Company and our shareholders.

The following summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The Company has not requested an opinion of counsel or a ruling from the Internal Revenue Service with respect to any of the tax aspects of the Plan of Dissolution. In addition, this summary does not discuss foreign, state or local tax consequences of the Plan of Dissolution, nor does it purport to address the federal income tax consequences of the Plan of Dissolution to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, persons whose functional currency is not the U.S. dollar or who hold common shares of the Company as part of a position in a straddle or as part of a hedging or conversion transaction and persons who acquired common shares of the Company on an exercise of employee stock options or rights or otherwise as compensation or who hold employee stock options or rights to acquire common shares of the Company).

Consequences to the Company:

Because the assets to be distributed by the Company to the shareholders will consist solely of cash, the Company will not recognize gain or loss on the distribution. If the Company has already experienced an “ownership change,” or experiences an “ownership change” prior to the dissolution, the interest income it earns on its cash assets after that event may not be eligible for offset by its tax operating losses and, therefore, the Company may be subject to federal (and possibly state) income tax with respect to such interest income.

Consequences to Shareholders of the Company:

In general, a shareholder of the Company will recognize gain or loss on its receipt of assets in an amount equal to the difference, if any, between (i) the aggregate fair market value of the assets received in a distribution in liquidation of the Company and (ii) the shareholder’s aggregate tax basis in its shares in the Company. Any gain or loss recognized by a shareholder generally will be eligible for capital gain or loss treatment, assuming the shares are held as a capital asset. Any capital gain or loss recognized will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year; otherwise, the capital gain or loss will be short-term.

A non-corporate shareholder’s long-term capital gain generally is subject to federal income tax at a maximum rate of 15%, while any capital loss can be offset only against other capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of ordinary income in any tax year. Any unutilized capital loss of a non-corporate shareholder may generally be carried forward as a capital loss to succeeding tax years for an unlimited time until the loss is exhausted. A corporate shareholder’s capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unused capital loss of a corporate shareholder generally can be carried back three years and carried forward five years to be offset against net capital gains generated in those years.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A SHAREHOLDER OF THE COMPANY. SHAREHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN OF DISSOLUTION.

INTERESTED PARTIES AND RELATED TRANSACTIONS

Some of the directors and officers of the Company and AWI overlap, and officers of the Company, in their capacity as officers of AWI, received stock awards in reorganized AWI in connection with the consummation of AWI’s Chapter 11 Plan. Specifically, Michael D. Lockhart is also a director of AWI, and Mr. Lockhart and various other officers of the Company are also officers of AWI. Information about all of the directors and executive officers of the Company and their respective stock ownership and other interests in the Company is set forth below in Section V of this proxy statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Information on the compensation of the Company’s executive officers is contained in Item 11 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 (see Section VII, “WHERE YOU CAN FIND FURTHER INFORMATION” below). See also Section III, “PROPOSAL

1- APPROVAL OF THE PLAN OF DISSOLUTION – Indemnification of Directors, Officers and Employees of the Company.”

Pursuant to the Settlement Agreement, the Company, AWI and AWWD agreed to settle and release various intercompany claims in the Company’s favor upon payment by AWI to the Company of approximately $27 million, as discussed above.

OUR RECOMMENDATION

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF DISSOLUTION AND RECOMMENDED THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF DISSOLUTION.

IV. PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

PROFESSIONAL AUDIT FEE SERVICES RENDERED

The Company expects to pay no more than $120,000 in audit fees for 2007, and all such fees will be paid or reimbursed by AWI. For background, the following paragraph and accompanying table describe fees paid to our auditors during a period in which the Company owned AWI.

The Company did not pay audit fees in 2005 and 2006; AWI paid all audit fees, tax fees and other fees in connection with the audit of AWI’s consolidated annual financial statements for 2006 and 2005, which included the Company’s financial statements. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of AWI’s and the Company’s consolidated annual financial statements for 2006 and 2005, and fees billed for other services rendered by KPMG LLP. For the purposes of this table, audit fees are for services rendered in connection with the audit of AWI’s and the Company’s consolidated financial statements as of and for the year ended December 31, 2006, for which a portion of the billings occurred or will occur in 2007. All fees paid in 2006 and 2005 were pre-approved by the Company’s audit committee because the Company was AWI’s parent company at that time.

(amounts in 000’s)	2006	2005
Audit Fees	$6,500	$5,700
Audit Related Fees(1)	580	360

Audit and Audit Related Fees	7,080	6,060
Tax Fees(2)	2,325	1,234
All Other Fees(3)	127	93

Total Fees	$9,532	$7,387

(1)

Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, accounting research assistance on technical topics, international financial reporting standards at some foreign locations and other matters with respect to foreign statutory financial statements.

(2)	Tax Fees consisted of fees for tax consultation and tax compliance services.

(3)	All Other Fees consist primarily of fees for Bankruptcy Court fee application preparation.

The audit committee of the Board of Directors considered and determined that the provision of non-audit services by KPMG LLP was compatible with maintaining the firm’s independence.

The audit committee must pre-approve of any audit or accounting services provided by the firm that serves as our independent auditor. The audit committee delegates to either committee co-chair the authority to pre-approve services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full committee of such approvals at its next meeting. This policy was adopted pursuant to Section 10A(i) of the Securities Exchange Act.

OUR RECOMMENDATION

THE BOARD OF DIRECTORS HAS UNANIMOUSLY SELECTED KPMG LLP AS THE COMPANY’S AUDITOR FOR 2007 AND RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

V. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 30, 2007, any person or entity known to the Company that may be deemed to be the beneficial owner of more than 5% of the Company’s outstanding common shares (as determined in accordance with SEC rules).

Name/Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent Of Class Outstanding(2)
S. Muoio & Co LLC & Salvatore Muoio(3) 509 Madison Avenue, Suite 406 New York, New York 10022	2,284,326 (shared)	5.6%

(1)	In accordance with applicable rules of the SEC, this information is based on Schedule 13G information filed by April 30, 2007.

(2)	In accordance with applicable rules of the SEC, this percentage is based upon the total of 40,551,974 shares of the Company’s common stock that were outstanding on December 31, 2006.

(3)	Schedule 13G filed March 3, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of the Company’s common shares beneficially owned by each director, each of the Company’s five most highly compensated executive officers (as determined for the year 2006) and all the Company’s directors and executive officers as a group. The ownership rights in these shares consist of sole voting and investment power, except where otherwise indicated. No named individual beneficially owns 1% or more of the outstanding common shares. Collectively, all the Company’s directors and executive officers as a group beneficially own 1.28% of the outstanding common shares. This ownership information is as of April 30, 2007 and is determined in accordance with SEC rules for reporting beneficial ownership of shares.

Name	Stock(1)	Stock Options Exercisable within 60 days(2)	Total Beneficial Ownership	Phantom Shares(3)
Michael D. Lockhart	28,499	300,000	328,499	—
M. Edward Sellers	—	—	—	—
Jerre L. Stead	400	3,260	3,360	—
F. Nicholas Grasberger III	—	—	—	—
William C. Rodruan	4,356	13,600	17,956	283
John N. Rigas	979	17,000	17,979	—
Directors and officers as a group (6 persons)	34,234	333,860	368,094	283

(1)

Includes the following shares owned by the employee through the employee stock ownership accounts of the Company’s Savings and investment Plan (“SIP”): M. D. Lockhart – 124; W. C. Rodruan – 2,134; J. N. Rigas – 979, and executive officers as a group – 3,237.

Includes the following shares indirectly owned and held in the savings accounts of the SIP accounts of the following: W. C. Rodruan – 782.

(2)

All of these options are at an exercise price substantially higher than the maximum potential per share distribution that could be paid to shareholders in the dissolution, and therefore, it is virtually certain that that none of these options will ever be exercised.

(3)	Includes phantom shares held in a stock subaccount under the Deferred Compensation Plan. The participant has no voting or investment power.

VI. INFORMATION REGARDING THE COMPANY AND SELECTED FINANCIAL DATA

In addition to the information contained in this proxy statement, important information regarding the Company and its business and affairs is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which includes (among other things) the Company’s audited consolidated financial statements for such year, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which includes (among other things) the Company’s unaudited financial statements for the quarter then ended, each as filed with the SEC. These, and other reports filed by the Company with the SEC, are incorporated into this proxy statement by reference and copies are available to shareholders electronically and in paper form from the Company. See “WHERE YOU CAN OBTAIN FURTHER INFORMATION” below.

As required by SEC regulations, the following selected historical financial data is based on the consolidated financial reports for continuing operations of the Company and AWI and, accordingly, reflects the operations of AWI. AHI no longer owns AWI and, accordingly, the selected historical information does not pertain to the current situation of the Company.

(Dollars in millions except for per-share data)	2006	2005	2004	2003	2002
Income statement data
Earnings (loss) from discontinued operations (a)	$1,226.4	$112.1	$(80.8)	$(39.3)	$(2,142.8)
Net earnings (loss)	$1,226.4	$112.1	$(80.8)	$(39.3)	$(2,142.8)
Per common share – basic (b)	$30.21	$2.77	$(2.00)	$(0.97)	$(52.91)
Per common share – diluted (b)	$30.21	$2.75	$(2.00)	$(0.97)	$(52.91)
Dividends declared per share of common stock	—	—	—	—	—
Balance sheet data (end of period)
Total assets	$26.4	$4,606.0	$4,609.4	$4,647.8	$4,504.8
Shareholders’ equity (deficit)	26.3	(1,305.3)	(1,411.7)	(1,330.2)	(1,346.7)

Notes:

(a)	All activity of AWI and its subsidiaries has been reclassified as discontinued operations due to the cancellation of AHI’s ownership in AWI effective October 2, 2006. Since AHI has no operations, there are no amounts reported on a continuing operations basis. The $1.226.4 million shown as 2006 “Earnings from discontinued operations” consists primarily of indebtedness of AWI that was cancelled upon consummation of AWI’s Chapter 11 Plan. Under accounting rules, that item is included in the Company’s consolidated results.

(b)	Basic earnings per share is computed by dividing the earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share reflect the potential dilution of securities that could share in the earnings.

Selected financial data for Armstrong Holdings, Inc. and subsidiaries for the three months ended March 31, 2007 appears below.

(Dollars in millions except for per-share data)	Three months ended March 31, 2007
Income statement data
Earnings from discontinued operations (a)	$0.5
Net earnings	$0.5
Per common share – basic (b)	$0.01
Per common share – diluted (b)	$0.01
Dividends declared per share of common stock	—
Balance sheet data (end of period)
Total assets (c)	$27.3
Shareholders’ equity	26.8

(a)	Net of tax of $0.3 and $18.9.

(b)	Basic earnings per share is computed by dividing the earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share reflect the potential dilution of securities that could share in the earnings.

(c)	The Company recorded a receivable of $27.3, $27.1 of which represents the fair value of expected proceeds from the Settlement Agreement and $0.2 of which represents the reimbursement of the Company’s legal, audit and director fees by AWI.

VII. WHERE YOU CAN FIND FURTHER INFORMATION

We have filed materials relating to the Company, including materials relating to AWI’s Chapter 11 Plan, with the SEC. We incorporate by reference into this document the following materials which we have filed with the SEC, which means that we are disclosing the information contained in these materials to you by referring you to these documents. In particular, we direct you to the following reports of the Company:

(1)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 8, 2007;

(2)	Annual Report on Form 10-K (as amended by Form 10-K/A) for the fiscal year ended December 31, 2006, filed on April 16, 2007;

(3)	Current Report on Form 8-K dated April 3, 2007; and

(4)	Current Report on Form 8-K dated February 26, 2007.

We hereby incorporate by reference into this proxy statement the additional periodic and current reports which the Company may file with the SEC between the date hereof and the date of the special meeting or any postponement thereof and any Current Reports on Form 8-K filed during this period.

You can inspect and copy these materials and other materials we have filed at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of reports, proxy and information statements and other information regarding registrants that file electronically, which includes the Company and includes the reports referred to above, are available on the SEC’s website at http://www.sec.gov.

In addition, the Company will provide, without charge and by first class mail or other equally prompt means, a copy of any such report to any shareholder (or proxy for a shareholder) upon written or oral request within one business day of receipt of the request; such requests should be addressed to the Company, Attention: Armstrong Holdings, Inc. Investor Relations, P. O. Box 3001, Lancaster, Pennsylvania 17604 or made telephonically to (717) 396-6354.

EXHIBIT A - PLAN OF DISSOLUTION

ARMSTRONG HOLDINGS, INC.

PLAN OF DISSOLUTION, WINDING UP AND DISTRIBUTION

1. Statement of Purpose. Armstrong Holdings, Inc. (the “Company”), a corporation organized under the laws of the Commonwealth of Pennsylvania, shall dissolve and wind up its business and affairs as set forth in this Plan of Dissolution, Winding Up and Distribution (the “Plan”). This Plan is intended to provide for the dissolution, winding-up of the business and affairs of the Company and the distribution to creditors and shareholders of the Company of the proceeds of such liquidation, all in accordance with the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) and the Internal Revenue Code of 1986, as amended, as follows:

2. Dissolution of the Company; Shareholder Approval of Dissolution and the Plan. The Plan has been approved by the Board of Directors by resolution adopted at a meeting called for that purpose and dissolution of the Company and the Plan has been recommended by the Board of Directors for approval by the shareholders. The dissolution of the Company and the Plan shall be presented in accordance with the PBCL to a meeting of the shareholders of the Company for approval as soon as practicable. The affirmative vote of the holders entitled to vote at least a majority of the common stock of the Company voted at the meeting shall be necessary for such approval, provided a quorum is present at the meeting. The Plan shall be adopted by the Company as of the date on which such shareholder approval is obtained (the “Approval Date”) and shall thereupon be implemented by the Company, subject to the following provisions.

3. No New Business. Commencing on the Approval Date, the Company will do no further business except to the extent necessary for preserving the values of and liquidating its assets, paying or providing for its liabilities, otherwise winding-up its business and affairs, and distributing its remaining cash or assets, all in accordance with the Plan and the PBCL.

4. Winding-up. As soon as practicable after the Approval Date, the Company shall wind up its business and affairs by completing the actions prescribed by this Section 4 in accordance, where applicable, with the provisions for pre-dissolution provision for liabilities pursuant to Section 1975 of the PBCL; provided, however, that, before the filing of articles of dissolution in accordance with Section 1977 of the PBCL and the Plan, the Board of Directors may by resolution determine, as permitted by Section 1974(d) of the PBCL, that the winding up of the Company be completed in accordance with Subchapter H of the PBCL (Section 1991 et. seq.).

(a) Liquidation of Assets; Related Transactions. The Company shall, as it deems expedient, collect, sell or otherwise dispose of the Company’s property and assets in one or more transactions in order that all such property and assets shall be converted into cash, except for any assets that are to be reserved for disputed claims of creditors as herein provided. In connection with such collection, sale or other disposition, the Company shall marshal its assets and collect or make provision for the collection of all accounts receivable, debts and claims, if any, owing to the Company.

(b) Payment and Provision for Payment of Liabilities. The Company shall, in accordance with and as required by the PBCL, officially publish notice of its dissolution and give written notice of its dissolution, and shall also provide a demand to submit any claims by a specified bar date, to its known creditors and claimants, to each municipal corporation in which the Company’s registered office or principal place of business in Pennsylvania is located, and to additional persons as the officers

1

shall determine. The Company shall promptly wind up its affairs, pay or provide for its liabilities, and establish a reserve in a reasonable amount to satisfy known claims and liabilities, based upon the valid claims asserted and upon any other known liabilities, if such reserve is deemed desirable.

(c) Distribution to Shareholders. Except as required to pay or provide for the Company’s liabilities as provided in Section 4(b) above, the Company shall distribute to holders of its common shares as of a record date to be established by the Board of Directors, on a pro rata basis in accordance with their holding of shares, all of its remaining assets and property, including the proceeds of any sale or other disposition of property or assets of the Company, in cancellation of such shares. Such distribution to shareholders may occur all at once or in a series of distributions and shall be made in such manner, and at such time, as the appropriate officers of the Company may determine. The Board of Directors, in its absolute discretion, may determine not to make de minimus distributions to shareholders, in which case the aggregate amount of all such withheld de minimus distributions shall be distributed to the shareholders entitled to other than de-minimus distributions on a pro rata basis in accordance with their holding of shares.

(d) Tax Returns and Other Filings. Tax matters shall be handled pursuant to the Stipulation and Agreement with respect to Claims of Armstrong Holdings, Inc. and Armstrong Worldwide, Inc., dated February 28, 2007 (“Stipulation and Agreement”) and approved by the United States Bankruptcy Court for the District of Delaware pursuant to a motion heard on April 2, 2007. Except as provided in the Stipulation and Agreement, the Company shall file, or arrange for the filing of, all other tax returns, reports, certificates, forms or similar statements or documents required to be filed by the Company for other taxable periods.

(e) Costs and Expenses of Shareholder Vote, Dissolution and Winding-Up; Release of Claims Against Directors and Officers and Waiver of Indemnification Claims.

(i) In accordance with AWI’s Reorganization Plan, AWI shall either (as AWI shall determine) pay the reasonable expenses of, or provide to the Company free of charge the services necessary for, the administration of the Company’s affairs (including its subsidiaries), including preparation of the Plan and seeking shareholder approval of, and otherwise preparing for, the dissolution and winding up of the Company, all substantially in accordance with the practices that AWI has followed in such respect since the commencement of AWI’s Chapter 11 case. Reorganized AWI will bear all costs and expenses related to the preparation and submission to a vote of the Company’s shareholders of this Plan and all other operating expenses of the Company during the interim period in which such approval is sought (and, if necessary, for a reasonable transition period thereafter) and, if the requisite approval of this Plan by the Company’s shareholders is obtained, all expenses of administering the performance and consummation of this Plan, including any taxes incurred by the Company in connection therewith.

(ii) The costs and expenses to be borne by AWI as referred to in paragraph 4(e)(i) hereof include those arising by reason of the obligations which the Company has to indemnify its directors, officers, employees or agents against costs, expenses and liabilities against which they are entitled to indemnity by law, the Company’s articles of incorporation or by-laws or contracts in effect on the effective date of AWI’s Chapter 11 Plan of Reorganization (October 2, 2006) and arising out of their service as directors, officers, employees or agents of the Company after the commencement of AWI’s Chapter 11 case, and any related advancement of expenses, and include the cost of the Company continuing, until at least October 2, 2009, directors’ and officers’ liability insurance coverage for persons who serve or have served as directors or officers of the Company on the same terms and conditions of coverage on which such coverage was provided to persons who were afforded coverage under the policies in effect on October 2, 2006.

2

(iii) In furtherance of section 4(b) above, in connection with the release or discharge of obligations which the Company has or may have to indemnify a current or former director or officer of the Company as required by the PBCL, the articles or incorporation or bylaws of the Company, or any contract with the Company, the Company, individually and on behalf of its predecessors, successors and assigns, may covenant not to sue and fully, finally, and forever release, acquit and discharge any or all of its current and former directors and officers, and any heir, executor, distributee, administrator, assign or other successor thereof (a “Released Party”), jointly and severally, of and from any and all claims, demands, actions, liabilities, obligations, and/or causes of action of whatever kind or character, whether past, present, future, known or unknown, matured or unmatured, liquidated or unliquidated, accrued or unaccrued (each, a “Claim”), that the Company has, may have or might claim to have against any Released Party and that, directly or indirectly, arise out of, concern, are connected with or in any way relate to the Released Party’s provision of services to or activities on behalf of or in connection with the business or affairs of the Company or any of its subsidiaries or any Released Party’s participation in any of the foregoing. Any such release may be made contingent upon, and rendered of no further force or effect, in the event a Released Party shall seek to recover from the Company directly on account of any right, or claim of right, to indemnity against the Company, or shall seek to have the Company post any security for any such contingent or possible future claim, but a claim for indemnity made against AWI or any of its subsidiaries or against any insurer thereof as contemplated by section 4(e)(ii) above shall not have such effect.

(iv) In the event any expenses are incurred by the Company in connection with this Plan that are not payable by AWI as referred to in the foregoing provisions of this section 4(e), such expenses shall be paid out of the assets of the Company. In connection with and for the purpose of implementing and assuring completion of the Plan, the Company may pay any brokerage, agency, legal, accounting or other professional fees, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets, the resolution of claims against the Company or any other aspect of the implementation of the Plan as the Company shall consider necessary, appropriate or desirable, including fees determined on the basis of sums collected or realized from illiquid assets and fees paid in advance for services to be provided on a contingent basis, as needed, as to which no refund may be permitted.

(f) Direction, Oversight and Administration of the Winding-up.

(i) The Board of Directors and officers of the Company, as in office from time to time after the Approval Date, and/or such agent or agents as may be appointed by them, shall be responsible for winding up the business and affairs of the Company and otherwise acting for the Company in accordance with the provisions of the Plan. To the extent necessary or appropriate to complete the winding up of the Company, the Company may contract or arrange with AWI for AWI to provide to the Company, in addition to the services to be provided by AWI as provided by section 4(e) above, any and all administrative (including professional) services that may be required in connection with the dissolution and winding up of the Company. Pursuant to Section 1976 of the PBCL, the Board of Directors may apply to the Pennsylvania courts at any time during the winding up proceedings to have such proceedings continued under the supervision of the court. The Board of Directors may also appoint a liquidating agent to provide direction and oversight with respect to and to act on behalf of the Company in respect of the completion of the winding-up of the Company’s business or affairs and may appoint a liquidating trust to deal with assets remaining to be dealt with in order to complete the winding up of the Company’s business and affairs.

(ii) To the fullest extent permitted by law, the Company shall indemnify its officers, directors, employees and agents (including any liquidating agent appointed by the Board of Directors) as provided by law or the Company’s articles of incorporation and by-laws and any contract

3

entered into by the Company from and against personal liability for actions taken by any of them in connection with the Plan and the winding up of the business and affairs of the Company. The Company’s officers, directors, employees and agents implementing the Plan shall be exculpated from and against any liabilities and/or claims arising in connection with the implementation of the Plan or their conduct in connection therewith, except to the extent that exculpation would not be permitted by the PBCL.

5. Cancellation of Stock; Closing of Stock Transfer Books. One or more distributions to the Company’s shareholders pursuant to Section 4 above shall be in cancellation of all of the outstanding common shares of the Company. By action of the Board of Directors, a record date or dates shall be set for determining the shareholders entitled to receive liquidating distributions and in connection therewith by like action the stock transfer books of the Company may be closed. In addition, by action of the Board of Directors, the stock transfer books of the Company may be closed as the Board of Directors may determine is appropriate to facilitate the winding up of the Company’s affairs.

6. Sale of Assets Approved. Adoption of the Plan by the shareholders of the Company shall constitute approval of the Company’s shareholders of the sale, exchange or other disposition of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions (and shall constitute ratification of any contracts for sale, exchange or other disposition of assets of the Company entered into prior to the filing of articles of dissolution which are conditioned on adoption of the Plan).

7. Articles of Dissolution. As soon as practicable after completion of the winding up of the Company, the appropriate officers of the Company shall cause appropriate articles of dissolution of the Company to be filed and become effective in accordance with Section 1977 of the PBCL.

8. General Authorization. The Board of Directors of the Company is hereby authorized, without further action by the Company’s shareholders, to do and perform, or cause the officers of the Company, subject to authorization by the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors or authorized officer, to implement the Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

9. Amendment. Notwithstanding authorization or consent to the Plan and the transactions contemplated hereby by the Company’s shareholders, the Board of Directors may modify, amend or abandon the Plan and the transactions contemplated hereby without further action by the Company’s shareholders to the extent permitted by the PBCL.

As approved by the Board of Directors of the Company on May 8, 2007 and the shareholders of the Company, on [DATE], 2007.

Walter T. Gangl, Assistant Secretary

Dated: ______________, 2007

4

PROXY

ARMSTRONG HOLDINGS, INC.

Proxy Solicited on Behalf of the Board of Directors

for Special Meeting of Shareholders

July 18, 2007 at 11:00 a.m.

The undersigned shareholder of Armstrong Holdings, Inc. (the “Company”) hereby appoints Michael D. Lockhart, John N. Rigas and Walter T. Gangl and each of them, as attorneys and proxies, each with power of substitution and revocation (collectively, the “Proxies”), to represent the undersigned at the Special Meeting of Shareholders of Armstrong Holdings, Inc. to be held at Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219 on July 18, 2007 at 11:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

ARMSTRONG HOLDINGS, INC.

June 18, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

00030030000000000000    1                                                                                                       061807

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
Management recommends a vote FOR Item 1.		Item 1.	To dissolve the Company and to approve and adopt the plan of dissolution, winding up and distribution for the Company adopted by the board of directors of the Company, a copy of which is attached as Exhibit A to the accompanying Proxy Statement.	☐	☐	☐

Management recommends a vote FOR Item 2.		Item 2.	To ratify the appointment of KPMG LLP as the Company’s independent auditor for the 2007 fiscal year.	☐	☐	☐

		Item 3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the special meeting or any adjournment of the special meeting.

Receipt of the Notice of Special Meeting of Shareholders dated May 23, 2007 and the Proxy Statement furnished herewith is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND PURSUANT TO ITEM 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

ARMSTRONG HOLDINGS, INC.

June 18, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

00030030000000000000    1                                                                                                       061807

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
Management recommends a vote FOR Item 1.		Item 1.	To dissolve the Company and to approve and adopt the plan of dissolution, winding up and distribution for the Company adopted by the board of directors of the Company, a copy of which is attached as Exhibit A to the accompanying Proxy Statement.	☐	☐	☐

Management recommends a vote FOR Item 2.		Item 2.	To ratify the appointment of KPMG LLP as the Company’s independent auditor for the 2007 fiscal year.	☐	☐	☐

		Item 3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the special meeting or any adjournment of the special meeting.
Receipt of the Notice of Special Meeting of Shareholders dated May 23, 2007 and the Proxy Statement furnished herewith is hereby acknowledged.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND PURSUANT TO ITEM 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.